EXHIBIT 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Acquires Nalco Personal Care Business
Strengthens Noveon® Consumer Specialties Product Portfolio with Industry Leading Brands
CLEVELAND, January 26, 2011 — The Lubrizol Corporation (NYSE:LZ) announces today that it has acquired Nalco Performance Products Group, a supplier of value-added specialty polymers and formulation additives marketed to the global personal care and household care industries. This acquisition, structured as an asset sale, will expand the strategic portfolio of Lubrizol’s Noveon® Consumer Specialties Home and Personal Care product line. For the 12 months ended December 2010, estimated sales of the Nalco personal care business are $45 million. The deal closed on January 21, 2011.
Headquartered in Naperville, IL, Nalco’s personal care product portfolio includes performance polymers sold under globally recognized brand names, including:
•	Merquat® Conditioning Polymers

•	Sensomer® Naturally Derived Conditioning Polymers

•	Fixomer® Styling Polymers

•	Solamer® UV Absorbers

•	Merguard® Preservatives
These specialty ingredients are used by leading multinational cosmetic and consumer product companies to improve the performance of hair, skin and home care products consumers use on a daily basis.
The Noveon Consumer Specialties product portfolio includes rheology modifiers and thickeners, fixative polymers, specialty surfactants, emollient esters, unique sensory modifiers and cationic cassia conditioning polymers. Its claims-driving and enabling ingredients, including the industry leading brand Carbopol® polymers, are designed to provide product formulators with a strong range of technologies that enhance the visual and tactile appeal, functional performance and convenience of fast-moving consumer goods.

- more-

“The joining of our two personal care product lines creates a portfolio of industry-leading technologies that will help make our combined customers more successful through expanded access to innovative ingredients, formulations and applications knowledge,” commented Eric Schnur, president of Lubrizol Advanced Materials. “This is another example of how the company continues to invest in our personal and home care business, increasing our product innovation capabilities, our global infrastructure and our talent base.”
While the Nalco personal care business has achieved consistent growth in sales and earnings over the past eight years, the company decided to exit the personal care and household care business in order to focus on its core industrial water, energy and air applications business.
“Our personal care business is more product oriented than service oriented and not a strategic fit with our emphasis on providing sustainability services for industrial water, energy and air applications,” said Nalco chairman and chief executive officer J. Erik Fyrwald. “Lubrizol is a well respected industry leader with a strong commitment to the personal care industry, which is more of an advantage for that business. This sale allows Nalco to more closely concentrate on the industrial and institutional markets that are the core of our business.”
The agreement includes all Nalco personal care dedicated technology, know-how, application knowledge, intellectual property, trade names, customer lists and relationships, and base business, as well as royalty-free access to the use of technology and intellectual property currently shared with other Nalco businesses. With this acquisition, Lubrizol will be assuming approximately 15 full-time employees, and it is expected that all Nalco personal care products will be transitioned to Lubrizol over the next six months. The Nalco personal care brand names will be retained and unified under the Noveon Consumer Specialties product line.
The acquisition will be accretive in the first year.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies to customers in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 17 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,800 employees worldwide. Revenues for 2009 were $4.6 billion. For more information, visit www.lubrizol.com.
All marks are owned by The Lubrizol Corporation.

- more-

About Nalco
Nalco Company is the world’s largest sustainability services company focused on industrial water, energy and air applications; delivering significant environmental, social and economic performance benefits to our customers. The company helps its customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together these comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability Indexes. More than 11,500 Nalco employees operate in 150 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2009, Nalco achieved sales of more than $3.7 billion. For more information, visit www.nalco.com.
Forward Looking Statement
This release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this release include, but are not limited to, the company’s ability to manage margins in an environment of volatile raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in management’s discussion and analysis of the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
###